Putnam Money Market Fund, September 30, 2010, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	1,261
Class B	27
Class C	13

72DD2 (000s omitted)

Class M	24
Class R	8
Class T	18

73A1

Class A	0.0005
Class B	0.0005
Class C	0.0005

73A2

Class M	0.0005
Class R	0.0005
Class T	0.0005

74U1	(000s omitted)

Class A	2,134,486
Class B	37,176
Class C	22,024

74U2	(000s omitted)

Class M	36,053
Class R	16,307
Class T	31,080

74V1

Class A	1.0000
Class B	1.0000
Class C	1.0000

74V2

Class M	1.0000
Class R	1.0000
Class T	1.0000

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.